Exhibit 10.11

EXECUTION VERSION

OGE TRANSITIONAL SECONDING AGREEMENT

THIS OGE TRANSITIONAL SECONDING AGREEMENT is made and is effective as of May 1, 2013 (the “Effective Date”), by and between OGE Energy Corp, an Oklahoma corporation (“OGE”), and CenterPoint Energy Field Services LP, a Delaware limited partnership (the “Company”). OGE and the Company may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Master Formation Agreement, dated as of March 14, 2013 (“Master Formation Agreement”), by and among OGE, CenterPoint Energy Inc., a Texas corporation (“CNP”) Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (together with Bronco I, the “Bronco Group”), OGE, CNP and the Bronco Group have agreed through a series of transactions to contribute to the Company all of their respective ownership interests in Enogex (as defined in the Employee Transition Agreement) by OGE and the Bronco Group and in the CNP Midstream Entities (as defined in the Employee Transition Agreement) by CNP, and CNP OGE GP LLC, a Delaware limited liability company (“GP”), shall be the general partner of LP;

WHEREAS, pursuant to the Master Formation Agreement, OGE and CNP have agreed to second certain employees to the Company and its Subsidiaries (“Company Group”) to exclusively perform certain services for the Company Group until the Company Group has its own employees;

WHEREAS, OGE and the Company desire to set forth their agreements with respect to the employees seconded by OGE in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

“Affiliate” has the meaning set forth in Article I of the Employee Transition Agreement.

“Agreement” means this OGE Transitional Seconding Agreement, and any exhibits, attachments, or schedules hereto, as the same may be amended from time to time.

“Additional Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.

“Board of Directors” has the meaning set forth in the Employee Transition Agreement.

“Company Group” has the meaning set forth in the Preamble to this Agreement.

“Disclosing Party” has the meaning set forth in paragraph 8.1.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Employee Transition Agreement” means the Employee Transition Agreement by and among OGE, CNP and GP, dated as of the Effective Date.

“Employment Costs” means all costs other than Severance Costs or Termination Costs incurred or accrued by Member or related to an event that occurs during the term of this Agreement, without any mark-up or profit margin, with respect to any Seconded Employee or group of Seconded Employees, for any period, including, but not limited to those costs specifically listed in Exhibit B attached to and made a part of this Agreement.

“Employee Transfer Date” means the date on which a Seconded Employee’s employment with Member ends and the Seconded Employee becomes an employee of the Company or a Subsidiary of the Company.

“GP” has the meaning set forth in the Preamble to this Agreement.

“Master Formation Agreement” has the meaning set forth in the Preamble to this Agreement.

“Member” means OGE or, where the context requires, the Subsidiary of OGE that employs the Seconded Employees.

“Member Equity Incentive Plans” means the equity-based incentive compensation plans sponsored by OGE.

“OGE” has the meaning set forth in the Preamble to this Agreement.

“Replacement Employee” has the meaning set forth in Section 2.1(h) of the Employee Transition Agreement.

“Seconded Employee” means the employees listed in Exhibit A attached to and made a part of this Agreement. Exhibit A may be revised and amended from time to time by the mutual agreement of the Parties.

“Seconded Employee Cost Estimate” has the meaning set forth in paragraph 2.7 of this Agreement

“Secondment Termination Date” means: (a) with respect to all Seconded Employees, the effective date of the termination of this Agreement as specified in Section 10 below; or (b) with respect to an individual Seconded Employee, (i) the date the employment of the Seconded Employee with Member is terminated, or (ii) provided that either the Company or Member gives ninety (90) days’ written notice to the other Parties of its intent to end such Seconded Employee’s seconding assignment to the Company Group, the effective date of termination of such Seconded Employee’s seconding assignment.

“Severance Costs” has the meaning set forth in the Employee Transition Agreement.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Article I of the Master Formation Agreement.

“Termination Costs” has the meaning set forth in the Employee Transition Agreement or liabilities covered under paragraph 6.2 of this Agreement.

“Transferred Employee” means each Seconded Employee who accepts the Company’s or its Subsidiary’s offer of employment and who becomes an employee of the Company or such Subsidiary.

“Work Product” has the meaning set forth in Section 9.

Capitalized terms not otherwise defined in this Section 1 or elsewhere in this Agreement shall have the meaning ascribed to such term in the Employee Transition Agreement.

2.	SECONDMENT OF SECONDED EMPLOYEES TO COMPANY GROUP

2.1	Member shall second to the Company Group the Seconded Employees to conduct business on behalf of the Company Group, beginning on the Effective Date or, if later, the individual’s employment date (with the dates specified for each individual in Exhibit A, as amended from time to time) and continuing until the earlier of the Employee Transfer Date or the Secondment Termination Date in respect to each Seconded Employee. During the period of secondment to the Company Group, the Seconded Employee shall work full-time for the Company Group and shall be expected to perform his or her work for the Company Group in its best interest. Member has granted authority to the Company Group to exercise sufficient direction and control over the Seconded Employees assigned to the Company Group by Member as is necessary to conduct the Company Group’s business, discharge any of the Company Group’s fiduciary responsibilities, or comply with any legal requirements applicable to the Company Group. The Seconded Employees shall be considered agents of the Company Group and not of Member while under such direction and control. The Company Group agrees that it shall be responsible for any matters that arise in the course of performance of such work. Only Member has the right to hire and fire the Seconded Employees; provided, however, that the Company Group has the right to refuse to have any or further services performed on its behalf by a Seconded Employee, in which case the Company Group shall be responsible for reimbursement of all Severance Costs and Termination Costs incurred by Member in respect of such Seconded Employee. It is the intent of the Parties that the Seconded Employees remain Member’s employees during the period of secondment. All services provided by the Seconded Employees shall be provided pursuant to this Agreement for the benefit of the Company Group.

Member will administer and/or provide the following employer services regarding the Seconded Employees: paying payroll/wages; payroll processing services; assignment of employees to the Company Group; administering and providing benefits; administering required federal, state and local employee payments or withholdings from wages, as well as required employer remittances of employment taxes to federal, state and local taxing authorities. The Seconded Employees assigned to the Company Group will be paid from Member’s payroll and accounts; and, any benefits to be provided and all taxes will be paid under Member’s federal, state and local tax identification numbers. Member shall obtain workers’ compensation insurance for all covered Seconded Employees and shall keep such coverage in force and effect at all times for all of the covered Seconded Employees.

2.2	During the term of this Agreement, the Seconded Employees seconded to the Company Group hereunder:

(a)	shall be employed by Member;

(b)	shall remain subject to the terms of employment with Member as Member shall establish from time to time (including without limitation Member’s code of business conduct and policies concerning confidential and proprietary information) and Member shall manage such employment relationship, including direction and control over the hiring and firing of the Seconded Employees;

(c)	shall be eligible for participation in all Member benefit plans for which they would be eligible absent their secondment to the Company Group under this Agreement; and

(d)	shall receive base salary and other compensation as Member shall determine consistent with past practice, subject to consultation with the Board of Directors.

2.3	The normal working hours for the Seconded Employees shall be the normal working hours of the Company Group at the Company Group site or location to which the Seconded Employees are assigned by the Company Group.

2.4	At the inception of the secondment period, Member and the Company have determined and set forth in Exhibit A each Seconded Employee’s current base salary, which comprises only a portion of the total cost of a Seconded Employee. For expense planning purposes, by September 30 of each year and otherwise upon request of the Company, Member will provide a non-binding Seconded Employee cost estimate for each Seconded Employee (the “Seconded Employee Cost Estimate”) for the next year. The sole purpose of the Seconded Employee Cost Estimate is to provide the Company with an estimated projection of future expenses for inclusion in the Company’s annual budget.

2.5	Member and the Company Group shall each comply with all applicable national, state and local laws, regulations, and orders, including but not limited to national, state, and local tax, social legislation, civil rights laws and any other employment-related laws, regulations and orders affecting, directly or indirectly, the Seconded Employees and each member of the Company Group shall be responsible for all time-keeping records relating to hours worked.

2.6	Member shall have the right and responsibility to terminate the Seconded Employees, to evaluate each Seconded Employee’s performance for performance management purposes, and, in consultation with the Company, to determine the amount of compensation and benefits to be provided to the Seconded Employees. In consultation with the Company, Member may hire Replacement Employees to replace terminated Seconded Employees or add Additional Employees for the Company Group’s staffing or expansions or additional projects. Member will amend Exhibit A to show those Replacement Employees or Additional Employees hired and those Seconded Employee terminated. During the period of secondment to the Company Group, the Seconded Employees shall have no authority to enter into contracts or otherwise engage in any business transactions on behalf of Member. The Company will provide the Seconded Employees with (i) a suitable workplace which complies with all applicable safety and health standards, statutes, and ordinances, (ii) all necessary information, training, and safety equipment with respect to hazardous substances, and (iii) adequate instruction, assistance, direction, and time to perform the services requested of them during the period of their secondment to the Company Group.

2.7	Prior to the Employee Transfer Date, the Board of Directors or its designee shall select which, if any, of the Seconded Employees will be offered employment with the Company Group as of the Employee Transfer Date in accordance with Section 2.1(i) of the Employee Transition Agreement.

2.8	All Seconded Employees will abide by the Company Group’s policies applicable to the Seconded Employees. In addition, all Seconded Employees will abide by Member’s code of business conduct, its policies concerning business travel and confidential and proprietary information, and other similar Member policies applicable to the Seconded Employees. Any discipline of the Seconded Employees under any Company Group policies or practices will be handled by mutual agreement of Member and the Company.

2.9	During the term of this Agreement, Member shall add the members of the Company Group as an additional insured under its applicable insurance policies.

3.	PAYMENT OF COSTS FOR SECONDED EMPLOYEE SERVICES

3.1	The Company shall be obligated to reimburse Member for all Employment Costs incurred by Member in connection with Seconded Employees, regardless of whether specifically listed in Exhibit B.

3.2	With respect to the equity-related compensation awards described in Sections 3.3(a) and 3.3(b) of the Employee Transition Agreement, the Company will reimburse Member for the amount of expense recorded on Member’s financial statements with respect to such awards and relating to the period following the Effective Date.

3.3	Member shall keep and maintain books and records in accordance with its standard accounting practices and procedures which books and records shall be sufficient to enable an independent auditor to verify the accuracy of the costs billed by Member to the Company under the terms of this Agreement.

3.4	Except as otherwise provided in this Section 3, Member shall invoice the Company by the fifteenth (15th) workday of each calendar month for the Employment Costs paid by Member during the prior month. Invoices shall be supported by appropriate documentation. For the protection of personal employee data, Employment Costs supporting details will be delivered only to the Company representative noted in paragraph 12.2 below.

3.5	Invoices to the Company will be payable by wire transfer or other mutually agreed upon method of payment, within thirty (30) days from the date of invoice.

3.6	If the Company has any questions or disagreement regarding the amount due under this Section 3, it shall provide Member with the nature and details of the dispute within sixty (60) days after the date of invoice, after which time the Company will be deemed to have accepted all undisputed amounts included in such invoice, subject to the Company’s right to conduct an audit pursuant to Section 4. The Parties shall then negotiate in good faith, each bringing forward supporting information. Such information is subject to audit and verification by the other Party. If the Parties resolve the dispute at this level, the resolution and agreed upon action shall be documented for the Parties.

If the Parties cannot resolve the dispute, the matter shall be escalated to the management of Member and the Company for review. If the dispute cannot be resolved to the satisfaction of the Parties at this level, the issue may be presented to senior officers of Member and the Board of Directors or its designee for resolution. If the dispute involves an audit report or audit finding (which audit will be conducted and completed pursuant to, and in accordance with, Section 4), such audit will be made available to all members of the Board of Directors or its designee.

The invoice amount not in dispute must be paid according to the terms of this Section 3, and only the amount in dispute may be withheld subject to good business judgment and pending resolution of the dispute.

3.7	The Parties acknowledge that Member is a party to that certain Transition Services Agreement dated as of the Effective Date, pursuant to which Member provides certain general and administrative services on behalf of the Company Group. Notwithstanding anything in this Agreement to the contrary, Member shall not be entitled to receive payment for the same services performed both hereunder and under such Transition Services Agreement.

4.	AUDITS

4.1	The Company, through its authorized representatives, upon fifteen (15) days’ advance notice in writing to Member, shall have the right to conduct and complete an audit of the books and records of Member relating to the financial and operating activities (including contractors and vendors supplying materials and/or services to Member) hereunder for any calendar year, for the sole purpose of determining the accuracy of the Seconded Employee costs billed to the Company, within twelve (12) months following the end of such calendar year, utilizing a third-party independent auditor acceptable to Member, which acceptance shall not be unreasonably withheld; provided, however, that the Company may not exercise such right more than once every six (6) months. The complete audit report from such audits shall be made available to Member. The audit expense incurred under this Section 4 shall be borne by the Company.

4.2	The auditor shall be subject to reasonable conditions of confidentiality which shall be provided to the independent auditor by Member and which independent auditor will be required to sign prior to beginning the audit. The Company’s independent auditor and Member’s internal auditors shall cooperate with each other to facilitate an accurate and efficient audit.

5.	DISCLAIMER BY MEMBER

There are no representations or warranties made by Member hereunder, express or implied, at law or in equity, with respect to the subject matter hereof. By way of example and not by way of limitation, Member does not warrant the quality or competence of any of the Seconded Employees or that the secondments of the Seconded Employees will permit the Company Group to achieve any specific or general results, nor does Member, except as provided in Section 6 hereof, accept any obligation or liability whatsoever for the acts, omissions and/or other performance of the Seconded Employees, and in no event shall Member be liable to the Company for special, indirect, incidental, consequential or punitive damages in respect thereof.

6.	INDEMNITIES

6.1

Except as provided in paragraph 6.2, the Company shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) the acts, omissions and/or other performance of services (including without limitation any negligent or intentional acts or omissions) by the Seconded Employees during periods from and after the Effective Date, (ii) any negligent or intentional act or omission on the part of the Company or any member of the Company Group or their respective officers, employees (including without limitation the Seconded Employees), or agents, (iii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time from and after the Effective Date, (iv) the Company’s or any member of the Company Group’s failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, or (v) any breach of this Agreement by the Company.

6.2	Member shall defend, indemnify and hold harmless the Company and the members of the Company Group and their respective officers, directors, employees and agents, from, against and with respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) any negligent or intentional act or omission on the part of Member, its officers or employees (excluding the Seconded Employees) or agents which creates any violation of applicable labor or employment laws, (ii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time prior to the Effective Date, (iii) the Member’s or its Subsidiaries’ or Affiliates’ (other than the Group Members) failure to comply with all applicable laws, including applicable labor and employment laws, regulations or orders with respect to the Seconded Employees, (iv) any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee to the extent covered by Member’s statutorily required workers compensation coverage or employer’s liability coverage applicable to such Seconded Employee and attributable to periods of time prior to the Employee Transfer Date, or (v) any breach of this Agreement by Member.

6.3	Except as provided in paragraph 6.2, upon and after the Employee Transfer Date, the Company shall be solely responsible for (and shall defend, indemnify and hold harmless Member, its Subsidiaries and Affiliates (other than the Company Group), and their respective officers, directors, employees and agents, from, against and with respect to) any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorneys fees, costs and expenses incidental thereto) arising from or related to events occurring on or after the Employee Transfer Date and that are related to the Seconded Employees who become employees of the Company Group.

6.4

The Company and Member agree (i) to notify each other in writing of any asserted claim for indemnification pursuant to this Section 6 within thirty (30) days of either discovery of the occurrence upon which the claim may be based or learning of such claim, whichever occurs first, and (ii) to permit Member or the Company, as the case may be, to defend the claim at the option of the Party against whom the claim is asserted, with counsel acceptable to such Party, which consent will not be unreasonably refused. Except with respect to workers compensation and employer’s liability claims, no Party will pay or agree to pay any asserted claim under this Agreement without prior written approval from the Party against whom the claim is asserted, which approval will not be unreasonably withheld.

6.5	In the event that a Party is obligated to indemnify and hold another Party harmless under this Article 6, the amount owing to the indemnified Party will be reduced by the amount of any insurance claims made or proceeds received by such indemnified Party under the policies described in Section 2.9.

6.6	THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

7.	FORCE MAJEURE

No Party shall be liable to the other Party hereto for its failure or delay in performing its obligations hereunder (other than its obligations to pay money) due to Force Majeure. “Force Majeure” means any labor dispute, including but not limited to strikes, work stoppages, or slowdowns, (whether or not beyond the reasonable control of the affected Party) and other circumstances reasonably beyond the control of the affected Party, including, without limitation, acts of God, fire, flood, war, terrorism, accident, explosion, breakdowns or embargoes or other import or export restrictions, shortage of or inability to obtain energy, equipment, transportation, products or good faith compliance with applicable law or any request (whether ultimately valid or invalid) made by any governmental authority.

8.	CONFIDENTIALITY

8.1

Member and the Company each acknowledge that during the term of this Agreement, the Seconded Employees may receive, or otherwise acquire, information that the Party disclosing such information (the “Disclosing Party”) considers proprietary and confidential, or which the Disclosing Party is obligated to keep in confidence pursuant to an agreement with a third party. Except as otherwise provided to the contrary in any general confidentiality agreements between Member and the Company, Member agrees to instruct the Seconded Employees to maintain any and all such proprietary and confidential information transmitted to them as a result of the performance of services for the Company by the Seconded Employees or being present on the Disclosing Party’s premises, in strict confidence. All business and technical information received, developed, observed, or otherwise acquired by the Seconded Employees, as a result of performing services for the Company, or being present at the Disclosing Party’s premises, is presumed to be confidential. The obligations of confidence described in this paragraph 8.1 shall not apply to any information that (i) is known to the Seconded Employees prior to the Seconded Employees’ acquiring such information, (ii) is or becomes known to the public through no fault of the Seconded Employees, (iii) the Seconded Employees are legally required by statute, subpoena, or other valid court order, to disclose by a governmental agency or court having competent jurisdiction (provided that the Seconded Employee has given the Company written notice and the opportunities to contest such requirement).

8.2	Member and the Company will give the Seconded Employees an Employment Status and Information Non-Disclosure Notice substantially in the form of Exhibit C attached to and made a part of this Agreement.

9.	WORK PRODUCT OWNERSHIP

Except as otherwise provided to the contrary in any license or other similar agreements between Member and the Company, all rights of ownership applicable to any data, documents, information, inventions, and information-bearing media, generated, observed, or discovered by the Seconded Employees, during the performance of services for the Company under this Agreement (the “Work Product”), shall belong solely to the Company, either by operation of the “work for hire” doctrine, to the extent it is applicable, or by assignment from Member. In this regard, Member hereby assigns to the Company, its nominee, successor or assign, all rights, title and interest in and to such inventions, discoveries, improvements, developments and other creative work, including both the United States and foreign rights that were conceived, discovered and/or made by a Seconded Employee solely or jointly with others while performing services for the Company or Company Group relating to or connected with the business of the Company or its Subsidiaries. Member shall also execute, upon request by the Company, its nominee, successor, or assign any papers necessary or desirable to register a copyright, or apply for and obtain a letter of patent from the United States or foreign countries, to maintain, enforce or defend any such copyrights or patents or other legal protection available to protect such inventions, discoveries, improvements, developments and all other creative work, and to vest complete title to such patents, copyrights and other legal protection in the Company, its nominee, successor, or assign, including without limitation any papers relating to inferences, oppositions, conflicts, re-issues, divisions, continuation-in-parts, or litigation relating to any such inventions, discoveries, improvements, developments, and all other creative work. Member shall retain no proprietary interest in such Work Product, or any patents, copyrights, trade secrets or other intellectual property based on such Work Product. Under no circumstances shall such Work Product be conveyed, disclosed, released or exploited for the benefit of Member, its employees, or any third party without the prior written consent of the Company.

10.	TERM AND TERMINATION

10.1	The term of this Agreement shall begin on the Effective Date and end on the last Employee Transfer Date of any Seconded Employee covered by this Agreement, unless sooner terminated by either Party pursuant to paragraph 10.2.

10.2	The Company may terminate this Agreement upon ninety (90) days’ written notice to OGE. Either Party may terminate this Agreement immediately upon notice to the other in the event that: (i) the Parties mutually agree to do so; (ii) the other Party materially breaches the Agreement and fails to cure such material breach within ninety (90) days following written notice of such breach; or (iii) the other Party becomes insolvent.

10.3	If this Agreement is terminated, the Parties agree to promptly negotiate in good faith to determine the amount of Employment Costs for which Member has not received reimbursement. Any amount owing to Member shall be paid within fourteen (14) days of the reconciliation of the Employment Costs as described above, or within thirty (30) days of the effective date of the termination, whichever is later.

11.	RELATIONSHIP OF THE PARTIES

11.1	Nothing in this Agreement shall create or be deemed to create a partnership, joint venture, agency, or any other relationship between the parties or otherwise alter the independent contractor relationship of the parties, except as expressly set forth in this Agreement. No prior course of dealing between Member and the Company shall be of any affect to modify in any respect either Party’s status under this Agreement as an independent contractor.

11.2	For the period beginning on the Effective Date and ending on the date that is two years after the Effective Date, OGE and its Affiliates shall not, in any manner directly or indirectly or by assisting another person, unless acting in accordance with the Company’s prior written consent, solicit for employment or other similar relationship, or hire, any Transferred Employee, other than such employee who (i) independently responded to a general solicitation for employment not directed at such employee or (ii) is a bona fide referral to OGE or its Subsidiary or Affiliates by a professional search firm.

12.	MISCELLANEOUS

12.1	Neither Party may assign or otherwise transfer its rights or delegate or otherwise transfer its obligations hereunder without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Any attempted assignment or transfer in violation hereof shall be void.

12.2	Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing and may be delivered by hand delivery, mail, courier service or facsimile, and shall be deemed effective as of the time of actual delivery thereof to the addressee (except that any notice by facsimile received after the close of business of the recipient shall be deemed received the next business day). For purposes of notice, the address of the parties shall be as follows:

If to Member, addressed to:

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: (405) 553-3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Fax: (832) 239-3600

If to the Company, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, Texas 77002

Attention: Chief Financial Officer

Fax: (713)-207-9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: David Kirkland

Fax: (713) 229-1522

and

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: (405) 553-3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Fax: (832) 239-3600

Each Party named above may change its address and that of its representative for notice by giving of notice thereof in the manner hereinabove provided.

12.3	Seconded Employees are at-will employees. Nothing in this Agreement shall be construed as an employment contract or as creating any contractual obligation enforceable by any individual Seconded Employee against any of Member, the Company, a member of the Company Group or any Affiliate of them, or prevent Member or the Company from making decisions regarding the continued employment of any individual by Member or the Company during or after that Seconded Employee’s period of secondment to the Company under this Agreement.

12.4	No change in, modification of, addition to or waiver of any of the terms and conditions of this Agreement shall be effected by the acknowledgment or acceptance of requests containing additional or different terms and conditions. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the Party against whom asserted and no waiver made shall bind either Party to a waiver of any succeeding breach of the same or any other provisions hereof.

12.5	The provisions of Section 10.2 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination or expiry of such agreement.

12.6	The headings and captions to the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect or be deemed to affect the construction of this Agreement.

12.7	If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement. To the extent reasonably possible, the parties agree to promptly negotiate in good faith to cure any invalid provision consistent with the intent and spirit of this Agreement.

12.8	In the event of termination or expiry of this Agreement pursuant to paragraphs 10.1 or 10.2, Section 3 (Payment of Costs for Seconded Employees Services), Section 6 (Indemnities), Section 8 (Confidentiality), and Section 9 (Work Product Ownership) shall survive.

12.9	This Agreement may be executed in multiple counterparts which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CENTERPOINT ENERGY FIELD SERVICES LP		OGE ENERGY CORP.
By:	CNP OGE GP LLC,
Its General Partner

By:	/s/ David M. McClanahan	By:	/s/ Sean Trauschke
Name: David M. McClanahan		Name: Sean Trauschke
Title: Interim Chairman		Title: Vice President and Chief Financial Officer

EXHIBIT B

EMPLOYMENT COSTS

Pursuant to paragraph 3.1 of the Agreement, the Employment Costs to be reimbursed by the Company to Member shall include, but not be limited to, the following specified costs for each Seconded Employee:

•	Compensation

•	Base salary or wages

•	Overtime, shift premium, and other similar payments

•	All short and long-term incentive compensation, such as performance awards, incentive awards or sales commissions

•	Cost of Living Allowance (COLA)

•	Reimbursement of business expenses, including travel and entertainment, incurred in carrying out work under the direction of the Company.

•	Member’s share of federal, state and local taxes incurred with respect to each Seconded Employee.

•	Member’s share of all employee retirement, welfare and fringe benefits costs, including but not limited to:

•	Medical

•	Dental

•	Prescription drugs

•	Vision

•	Pension and non-qualified excess plans (SERPs)

•	Post-retirement benefits affecting secondment period

•	Employer matching and other contributions to savings plan programs such as 401(k) plans, non-qualified excess benefits plans (SERPs) and deferred compensation plans

•	Group travel insurance

•	Group life insurance

•	Long term disability insurance

•	Long term care

•	Employee assistance plan

•	Educational reimbursement expense

•	Any and all Seconded Employee relocation costs, both at the commencement and conclusion of assignment, including but not limited to:

B-1

•	House Hunting Trip

•	Travel, including the final move

•	Loss on Home Sale

•	Any Home Sale Bonus

•	Guarantee House Purchase

•	Any Lump Sum Payments

•	Temporary Living Expenses

•	Move Day Expenses

•	Household goods movement and storage Costs

•	Goods Shipment Cost to/from Member to the Company

•	Home Sales Assistance

•	Duplicate Housing Expenses

•	All Cancellation Expenses

•	Home Buying Expenses

•	Rental/Leasing Assistance

•	High Cost Assistance

•	Career Assistance for Spouses

•	Miscellaneous Relocation Moving Costs Allowance

•

All direct costs of any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee during the term of this Agreement, or for any employment-related claims that relate to conduct during the term of this Agreement, including, but not limited to, costs under Member’s workers compensation insurance coverage and which are (i) attributable to personal injury or death of such Seconded Employee during the term of this Agreement and (ii) are a direct obligation of Member or are subject to reimbursement by Member to any third party claim administrator or insurer, including third party claim administrator claim management costs and other costs incurred in the management and defense of any such claim, demand, or cause of action. Costs, however, do not include costs which are fully insured and which are not a direct obligation of Member or subject to reimbursement by Member.

•

All other direct costs relating to the continuing employer-employee relationship, such as workers’ compensation and unemployment compensation premiums, payments to employees or claims cost and any taxes imposed on Member by any governmental authority on account of the Seconded Employee.

B-2

EXHIBIT C

Employment Status and Information Non-Disclosure Notice

As you know, OGE Energy Corp., an Oklahoma corporation (“OGE”), CenterPoint Energy, Inc. (“CNP”) and affiliates of Arclight Capital Partners, LLC, entered into an agreement that resulted in the formation of CenterPoint Energy Field Services LP (the “Company”). In connection with the agreement, OGE and CNP agreed to assign some of their employees and the employees of their respective affiliated companies (“Assigned Employees”) to the Company for the purpose of assisting the Company in its operations and allowing the Company adequate time to develop, among other things, compensation and benefits for its own employees. This assignment is expected to end not later than December 31, 2014, subject to extension by agreement of OGE and CNP.

Because you are among those Assigned Employees whom OGE and CNP have provided to the Company to assist the Company during this transition period, it is important that you read this Employment Status and Information Non-Disclosure Notice (this “Notice”). For purposes of simplicity, your current employer, whether it is OGE, CNP or one of their affiliated companies, will be referred to in this Notice as your “Member Company.”

1.	Employment Status.

In its agreement with OGE and CNP, the Company agreed to give notice to the Assigned Employees concerning various aspects of their employment during the temporary period in which they are assigned by their Member Company to provide services for the Company. Accordingly, please take notice of the following facts concerning your assignment:

•

Your Member Company may assign you to provide services to the Company. While providing such services to the Company, you will remain an employee of your Member Company. However, you will be given assignments by the Company and be subject to the instruction of the Company as to certain aspects of the details, means, and methods of performing such assignments.

•

While assigned by your Member Company to provide services to the Company, you must comply with all the Company rules, policies, and related orders and/or requests including without limitation those relating to alcohol, drugs, safety, security, smoking, controlled substances, and weapons.

•

While assigned to the Company, you will remain on the payroll of your Member Company, and you will be covered by Workers’ Compensation insurance maintained by your Member Company for the benefit of your Member Company and the Company. The responsibility, if any, of the Company for injuries or death will be limited to benefits available from your Member Company under applicable workers’ compensation laws.

•

While you are assigned to provide services to the Company, you will participate in the benefits plans, programs, and policies of your Member Company, to the extent that you are eligible, and you will not be eligible to participate in or be eligible for any benefits or rights under the Company’s benefit plans, programs, or policies, if any.

C-1

2.	Information Non-Disclosure.

The agreements between the Company and OGE and CNP require that you be given notice of your obligations concerning the nondisclosure of certain information. From time to time, you may have access to the Company’s confidential information, including information previously acquired by (i) OGE or its affiliated companies with respect to the OGE businesses and operations and research, development, and demonstration activities related primarily thereto and (ii) CNP or its affiliated companies with respect to the CNP businesses and operations and research, development, and demonstration activities related primarily thereto. You will keep confidential and refrain from disclosing such confidential information, without the Company’s prior written permission, to any party other than the Company’s employees, officers and representatives, or use such confidential information in a manner inconsistent with your assignments.

Your obligations of non-disclosure and non-use contained herein, however, do not apply to: (i) information which at the time of disclosure is, or subsequently becomes, published or generally known from a source other than you; (ii) information that you can demonstrate was in your possession prior to the date of your assignment to the Company other than through your employment with your Member Company or any companies affiliated with your Member Company, and which was not acquired, directly or indirectly, from the Company, your Member Company, or any companies affiliated with your Member Company; or (iii) information that you can demonstrate was lawfully received by you from a third party after the time of disclosure hereunder and which third party did not require you to hold in confidence.

Information that is specific to a Company process or job assignment is not deemed to be in the public knowledge or literature or in your possession merely because it is embraced in general disclosures in the public knowledge or literature.

Confidential information includes business, technical, or financial information and other work product that is developed by you during your employment with your Member Company or its affiliated companies, and that the ownership and rights to use such information are governed by the contractual relationships between OGE and the Company and CNP and the Company.

3.	At-Will Employment Status.

Your Member Company and the Company are at-will employers. As such, your employment with your Member Company is on an employment-at-will basis, and future employment, if any, with the Company, will be on an employment-at-will basis, which may be terminated by your employer at any time, and the Company may at any time discontinue your assignment to provide it services. Neither your status as an Assigned Employee nor this Notice is a contract of employment, nor does either alter your employment-at-will status with your Member Company.

C-2